                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6


                             NABORS INDUSTRIES, INC.

               PROSPECTUS SUPPLEMENT NO. 6 DATED FEBRUARY 8, 2002
                        TO PROSPECTUS DATED MAY 11, 2001

         The selling securityholders table on pages 10 and 11 of the prospectus, as previously supplemented, is amended by this supplement no. 6 to add the following entity as a selling securityholder:

                                                      ZERO COUPON CONVERTIBLE
                                                        DEBENTURES DUE 2021                             SHARES OF COMMON STOCK
                                   -----------------------------------------------------------   ---------------------------------
                                                                                                 NUMBER OF
                                   AMOUNT HELD BEFORE      % DEBENTURES        NUMBER OF         SHARES          NUMBER OF
                                   OFFERING AND OFFERED    OUTSTANDING         SHARES HELD       OFFERED FOR     SHARES HELD
SELLING SECURITYHOLDER             FOR SALE(1)             BEFORE OFFERING     BEFORE OFFERING   SALE(1)(2)      AFTER OFFERING(1)
----------------------             --------------------    ---------------     ---------------   -----------     -----------------
Kallista Master Fund Limited           $ 5,000,000                *                 35,372           35,372                0


---------------------
 *    Less than 1%

(1) Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.

(2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion.